Exhibit 10.57

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into by and between Michael W. Gunn (“Consultant”) and American Airlines, Inc., a Delaware corporation (the “Company”) as of the 17th day of September, 2002.

WHEREAS, Consultant is capable of performing certain services and the Company desires to have Consultant perform such services on its behalf.

NOW, THEREFORE, for and in consideration of the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Consultant agree as follows:

1.                                       Services to be Rendered; Term; Payment.  Consultant will provide professional services at the Company’s request as described on Schedule A attached hereto (the “Services”).   Unless earlier terminated in accordance with the terms of this Agreement, the Services will be provided for the period beginning September 17, 2002 and ending on September 17, 2003 (the “Term”).  For the Services, Consultant will be paid a monthly fee of $43,333.33 for the first two months and then $19,166.67 for the remaining ten months.  In addition, Consultant will receive the additional benefits set forth in Schedule B over the Term of the Agreement.

2.                                       Time Devoted by Consultant.  Consultant will perform the Services from September 17, 2002 until November 17, 2002 on a full-time basis.  Full-time is defined as efforts commensurate with that of elected officers of the Company.  From November 17, 2002 until September 17, 2003 Consultant agrees to endeavor to be available for consultation upon a reasonable request from the Company.

3.                                       Reimbursable Expenses/Other Expenditures.  The Company will reimburse Consultant for actual and reasonable miscellaneous expenses incurred by the Consultant in performing the Services, such expenses to include mailing, shipping, photocopying, long-distance telephone and facsimile.  The Company will also reimburse Consultant for travel and other reasonably related expenses incurred by Consultant in connection with the provision of Services, provided such travel and related expenses are approved by the Company in advance.   Consultant will submit to the Company a statement of expenses to be reimbursed, on a form satisfactory to the Company, stating in detail the nature of the expenditures and enclosing receipts or detail for same.  The Company agrees that the reimbursement procedure for Consultant will be reasonably similar to the procedure it employs for its elected officers, as such procedure may change over time.

4.                                       Independent Contractor.  The Company and Consultant acknowledge and agree that Consultant is an independent contractor for, and not an employee of, the Company, and that Consultant will have no authority to bind, or to otherwise incur liability on behalf of, the Company.  Further, Consultant agrees that the Company is not responsible to collect or withhold federal, state or local taxes, including income tax and social security, and that any and all taxes imposed, assessed or levied as a result of this Agreement will be paid by Consultant (or, if paid by the Company, reimbursed by Consultant to the Company promptly upon demand.

5.                                       Confidentiality.  Consultant agrees that the existence of this Agreement and any information Consultant receives or reviews concerning the Company, including without limitation, any information concerning the Company’s past, present and future research, marketing, development, operations and business activities, is proprietary and confidential to the Company and Consultant will keep such information strictly confidential and will not disclose it to any third party or use it directly or indirectly for any purpose except the performance of this Agreement.  Consultant agrees to return all such information and all compilations or summaries or synopses thereof (and all copies of all of the foregoing) in Consultant’s possession to the Company upon the termination of this Agreement.  Further, any records maintained by Consultant for the Company will be and will remain the property of the Company and, upon termination of this Agreement, Consultant will return such records (and all copies thereof) to the Company or will, if so requested by the Company, dispose of the same in accordance with the Company’s instructions.  Consultant may not publish or otherwise disclose, whether orally or in writing, that the Company is a client or is utilizing his services without obtaining the Company’s prior written consent.

6.                                       Work Made for Hire.  Title and sole and exclusive ownership of any invention, device, design or idea developed by Consultant while performing the Services, whether patentable or otherwise, will vest in the Company and Consultant agrees to take all necessary steps, and to execute all documents reasonably required by the Company, to effectuate the vesting of such title and ownership.  Any development, modification or translation by Consultant of copyrightable material will be considered a “work for hire” under the United States copyright laws, and the copyright in and to such material will belong to the Company.  To the extent the development, modification or translation may not be deemed a “work for hire”, Consultant will be deemed to have assigned all copyright rights therein to the Company, and Consultant will execute all documents required by the Company to effect such assignment.  Consultant will promptly provide the Company with copies of all developments, modifications or translations made by or for Consultant.

7.                                       Default. If either party to this Agreement defaults in the performance of any term or condition hereof, or does or permits anything to be done contrary to any term or condition hereof, and such default continues uncured for a period of ten (10) days following receipt of written notice thereof from the nondefaulting party to the defaulting party, then the nondefaulting party may terminate this Agreement immediately after giving written notice of such termination and may pursue any other remedies available at law or in equity.

8.                                       Indemnity.  Consultant hereby agrees to indemnify and hold harmless the Company, its Officers, directors, employees and agents (“the Company Indemnified Parties”), from and against any and all claims, liabilities, losses, damages, judgments, penalties and expenses (including reasonable attorneys’ fees and litigation expenses) which may be imposed upon, incurred by or recovered from the Company Indemnified Parties as a direct or indirect result of Consultant’s performance of, or failure to perform, his obligations under this Agreement, or Consultant’s negligent or willful misconduct in his performance hereunder.

The Company hereby agrees to indemnify and hold harmless Consultant from and against any and all claims, liabilities, losses, damages, judgments, penalties and expenses (including reasonable attorneys’ fees and litigation expenses), which may be imposed upon, incurred by or recovered from the Consultant as a direct or indirect result of the Company’s performance of, or failure to perform, its obligations under this Agreement, or the Company’s negligent or willful misconduct in its performance hereunder.

9.                                       Right to Act as a Consultant.  The Company and Consultant agree to conduct all activities under this Agreement in compliance with all applicable laws and regulations.  Consultant covenants and represents it is now and will continue to be for the Term, in compliance with any registration, qualification and license requirements which are or may become necessary in order for the Consultant to perform fully and legally the duties contemplated hereunder.

Consultant agrees not to represent, advise, give advice to or otherwise consult with, any other travel related company or related entity without prior Company approval during the Term.  The Company will not unreasonably withhold such approval.  Consultant also agrees that if it represents, advises, gives advice to or otherwise consults with, any person, corporation, partnership or other entity during the Term it will notify the Company to whom the services are being provided.  In any instance Consultant will be bound by the Confidentiality section previously outlined in this agreement.

10.                                 Right to Audit.  Consultant will keep complete records and accounts from which may be determined the actual cost of Services provided under this Agreement.  Such records and accounts will be open for inspection, examination, audit and copying by the Company or its designated representatives at all reasonable times.  Consultant will keep and preserve all such records and accounts throughout the Term and for a period of one year after the termination of this Agreement.

11.                                 Assignment and Delegation.  Consultant may not assign this Agreement, in whole or in part, or delegate or subcontract any rights or duties hereunder, without the prior written consent of the Company.

12.                                 GOVERNING LAW.  THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.  THE PARTIES HERETO AGREE THAT THE PROPER FORUM FOR ANY ACTIONS BROUGHT HEREUNDER Will BE IN THE DISTRICT COURT OF TARRANT COUNTY, TEXAS OR THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS, FORT WORTH DIVISION.

13.                                 Notices.  Unless otherwise provided herein, all notices or other communications hereunder will be in writing and will be deemed to have been received (i) when delivered personally by hand to the recipient or when transmitted by facsimile to the recipient (with telephonic confirmation by the sender to the recipient), (ii) one business day after mailing by overnight courier, (iii) three days after mailing by United States registered or certified first class mail (postage prepaid) or (iv) five days after mailing by United States first class mail (postage prepaid), to the parties at the following addresses (or at such other addresses as will be specified by notice in accordance with this section):

If to Consultant:	If to the Company:

Michael W. Gunn	American Airlines, Inc.
318 Steeplechase Drive	4333 Amon Carter Blvd., MD5675
Irving, TX 75062-3819	Fort Worth, TX 76155
Facsimile: 817-967-4313
Attention: Corporate Secretary

14.                                 Construction.  The parties acknowledge that this Agreement is the result of mutual negotiation.  Accordingly, this Agreement will not be construed against the party preparing and drafting it, but will be construed as if both parties jointly prepared and drafted it.  Any uncertainty or ambiguity will not be interpreted against either party by virtue of such party’s actual role in the preparation and drafting hereof.

15.                                 Termination.  Either the Consultant or the Company can terminate this agreement before the end of the Term with 30 days advance written notice.  The termination of this agreement will also cancel all Consultant benefits outlined in Schedule B of this agreement as of the date of termination.

16.                                 Miscellaneous.  This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes any prior agreements and understandings, whether oral or written, between the parties.  No modification, amendment or change hereof will be effective or binding on any party unless set forth in a writing, duly executed by the parties.  The waiver by any party hereto of any requirement or obligation arising hereunder will not operate or be construed as a subsequent waiver thereof.  This Agreement will be binding upon and will inure to the benefit of the parties, their legal representatives, successors and assigns.  The headings in this Agreement are for purposes of reference only and will not limit or define the meaning hereof.  This Agreement may be executed in one or more counterparts, each of which will be an original but all of which will constitute one instrument.  If any provision contained in this Agreement will for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not invalidate this entire Agreement.  Such provision will be deemed to be modified to the extent necessary to render it valid and enforceable, and if no such modification will render it valid or enforceable, then this Agreement will be construed as if not containing such provision.

The parties have duly executed this Agreement as of the date first written above.

Consultant

By:
Name: Michael W. Gunn, an individual

AMERICAN AIRLINES, INC.

By:
Name: Donald J. Carty
Title: Chairman & CEO

Schedule A

SERVICES

Description of Services:

Consultant will provide services relating to Advertising and Brand issues as requested by American management.

Schedule B

BENEFITS

The Company will continue to provide an automobile allowance for Consultant.

Continued use of club memberships while providing Services.

Eighteen months of COBRA insurance for both Consultant and spouse will be provided at the Company’s expense.

Parking privileges at Headquarters, and Dallas/Fort Worth Airport consistent with those provided to elected Officers of the Company.

Continued access to SABRE and the Company’s email service.

September 16, 2002

Michael W. Gunn

Effective upon your retirement of September 17, 2002, a special Severance Package will be made available to you by American provided you agree to the terms of this Agreement  (“Agreement”).

I.                                         The following Agreement is between American Airlines, Inc.  (“American” or the “Company”) and Michael W. Gunn (“Employee”, “you”, “your” or “I”).

In consideration for your agreeing to these terms, as described below, American will provide you with the benefits and privileges described within this Agreement.

•                  Payroll Status

Your last day worked will be September 16, 2002 and you will remain on active payroll through that date.

On September 17, 2002, you will retire with all applicable benefits and privileges then in effect.

•                  Stock Awards

i.             Stock Options

You may continue to exercise any stock options that are vested.  All unvested options will continue to vest into retirement according to their original vesting schedule.  You may continue to exercise these options through the original ten-year term of each grant.

ii.          Performance Shares

Vesting of your shares in the 2000-2002, 2001-2003, and 2002-2004 Performance Share Plans will discontinue as of September 16, 2002.  In accordance with the terms of these plans, and contingent upon AMR Corporation meeting its specified performance objectives, you will receive a pro-rata portion of the shares previously granted to you.  Shares will be awarded in April following the end of the measurement period.

iii.       Career Equity

Vesting of your remaining career equity shares will be accelerated and you will receive the balance of the shares originally granted to you.  These shares will become immediately payable upon retirement, September 17, 2002.

iv.      Brokerage Commissions

American will pay the brokerage commissions on any stock options you exercise through American’s preferred broker (currently Deutsche Banc Alex. Brown) through September 16, 2002.  After that time you will be responsible for paying commissions on any options exercised.

v.         Stock Transactions

Please confer with Chuck Marlett regarding any planned stock transactions.  He will be able to give you further information as to any constraints or disclosure requirements surrounding any such transactions.

•                  Incentive Compensation

You will be eligible to receive an award under the 2002 American Airlines Incentive Compensation Plan.  This award will be based on your 2002 eligible earnings through September 16, 2002.

•                  Pension Benefit

Your pension benefits will be payable from two sources – the Retirement Benefit Plan (RPB) and the Supplemental Executive Retirement Program (SERP).  The RPB will be calculated with an unreduced benefit at age 60 and a four-year Final Average of Earnings.

Additionally, on your retirement date of September 17, 2002, you will receive a grant of two additional years of age and three additional years of credited service.  These considerations will be funded through the SERP lump sum payment due to qualified plan limitations.  In addition, your SERP benefit will be calculated using a 5.39% ‘locked-in’ GATT interest rate.

•                  Special Payments

You will receive a severance payment of $1,040,00 on September 17, 2002 which represents two times your annual base salary.  Additionally, you will receive a payment for your unused 2002 and accrued vacation for 2003.  This will also be paid in a lump sum.

•                  Travel

At retirement, you will be issued retiree A2 travel privileges for you and your spouse, and an UATP card that can be used only for personal travel on AA, TWA, or American Eagle.

Travel purchased with the UATP card will be imputed income.  In January of each year the Company will send you a 1099-MISC that reflects as “income” the value of the travel purchased in the prior year.  Along with the 1099-MISC American will send you a check to pay the taxes on the travel.

In addition upon retirement, a parking permit will be provided for parking at McCarran International Airport.

All travel is covered by current and future policies regarding American’s  Employee Travel Program including the TRIP Book and subsequent revisions.  By signing this Agreement, you acknowledge that you understand and agree to American’s policy which prohibits you from retaining travel privileges if you work for a competitor as defined in the fact sheet or do not comply with the rules governing the Employee Travel Program.

•                  Benefits

Beginning September 17, 2002, you will be eligible for retiree group life and health coverage in accordance with American’s policy.

However, American will provide COBRA coverage for you and your spouse for eighteen months beyond retirement.  Eighteen months after retirement, you will be covered in accordance with American’s retiree group life and health program.

•                  Split Dollar Life Insurance

The Company will pay the remaining premiums on the policy.  In addition, the Company will coordinate with Benefit Service Company (BSC) to provide detailed outlines of the options available to release the policies to you.

If you decide to leave the policies in place, you agree to authorize that policy dividends be used to pay premiums in accordance with policy provisions and current practice.  Upon death or reaching 65, whichever occurs first, the Company will recover the amount of premiums previously paid in your behalf and release the policy to you or your beneficiary.

•                  Consulting Services

Effective September 17, 2002, you will provide consulting services related to Advertising and Brand issues for one year.  You will be paid at your current annual rate from September 17th through November 17th ($86,666.66 for two months) and thereafter for the next ten months at an annual rate of $230,000 or $191,666.66 for ten months.  In summary, your consulting services will be paid monthly over the next twelve months starting from September 17, 2002.

During your consulting period, the Company will provide for DFW parking, use of a cellular phone, your current club memberships, and use of an automobile (refer to the Club Memberships and Automobile sections).  At the end of your consulting period, these benefits will cease.

•                  Club Memberships

You will receive an honorary lifetime Admirals Club membership.

In addition, you may continue use of your clubs (The Sports Club, LaCima Club, and Lake Las Vegas Southshore) through September 17, 2003.  The Company will continue to pay your monthly club dues during this timeframe.  Any reimbursed dues will continue to be imputed to you as income.  You will continue to be responsible for payment of all other fees and expenses associated with the use of these clubs.  Should you fail to pay miscellaneous expenses associated with the clubs, American Airlines will have the option to discontinue your membership.

•                  Automobile

The Company will provide the use of an automobile during your consulting agreement period.  At the end of your consulting agreement, you will have the option to purchase the vehicle.  In the event you elect not to purchase the automobile, it must be returned to American on September 17, 2003.

•                  Equipment

You will be able to keep office equipment in your home for personal use after the consulting period.  However, the cellular phone must be returned to American on or before September 17, 2003.

II.                                     In return for the benefits listed in this Agreement, I agree to release American as follows:

I agree, on behalf of myself and all of my heirs or personal representatives, to release American, its parent AMR Corporation, all subsidiaries of either, and all of their present or former officers, directors, agents, employees, employee benefit plans and the trustees, administrators, fiduciaries and insurers of such plans, from any and all claims for relief of any kind, whether known to me or unknown, which in anyway arise from or related to my employment or the termination of my employment at American and which concern events occurring at any time up to the date of this Agreement, including, but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, Americans with Disabilities Act, Worker Adjustment and Retraining Notification Act, Equal Pay Act, Older Workers Benefit Protection Act, and Employee Retirement Income Security Act or under any other applicable federal, state or local laws or ordinances.

III.                                 While I understand that I have had the following obligations since I began my employment with American, I confirm that I shall not disclose any trade secret or confidential or restricted information of American or any other AMR Corporation subsidiary and shall not make use of such trade secrets or confidential or restricted information in any fashion at any time.  I agree not to solicit current employees of the Company or of other subsidiaries of AMR Corporation to join me at any place of employment after my employment with the Company ceases.

I agree to cooperate fully in the defense of any claims made against American or any other AMR Corporation subsidiary where I have knowledge, including meetings, depositions and trial.

Further I agree not to testify against the Company except were required by law.  I understand that while I am receiving any benefit or privilege from the Company I am bound by the conflict of interest provisions of American’s regulations as amended.

IV.                                 This agreement does not constitute an admission of any kind by American, but is simply an accommodation which offers certain extra benefits to which I would not otherwise be entitled in return for my agreeing to and abiding by this document.  I further understand and agree that if I do not comply with a material term or condition of this agreement, I automatically forfeit all these extra benefits.  If I breach this Agreement, including bringing suit for claims accruing prior to the execution of the Agreement, after receiving any of these benefits, I agree that I immediately will return those benefits to American.  In any action brought to enforce any provision of this Agreement, if American is the prevailing party, it shall recover its reasonable costs of enforcement including, but without limitation to, costs and reasonable attorney fees incurred, in addition to any other relief granted.

I understand that the terms of this Agreement may be temporarily suspended in the event of a Force Majeure affecting American or any of its subsidiaries (including its parent, AMR Corporation).  Such events may include but are not limited to an act of God, war or civil disorder, labor dispute, lockout strike, work stoppage or the grounding of all or a substantial portion of the Company’s fleet.  For purposes of this paragraph it is agreed that this Agreement will be temporarily suspended only upon such a suspension being enacted with regard to similar benefits being paid to other executives (current or retired, as applicable) at the Company.

I understand that I have 21 days from the date of this document to consider this Agreement and have been advised by American to consult with an attorney and/or tax consultant if I so desire.  I further agree not to voluntarily make the terms and conditions or the circumstances surrounding this Agreement known to anyone other than the attorney and/or tax consultant from whom I receive counseling, as referred to above, or if I am married to my spouse.  However, before disclosing such information to these individuals, I will first obtain their agreement not to disclose such information.  If any provision is breached, I understand that I will be required to return to the Company the consideration given to me.

I understand that once I sign this Agreement, I will then have seven days to cancel it in writing if I so choose.  However, if I elect to cancel this Agreement, I understand I will not be entitled to any of these benefits.  I realized this agreement is not effective or enforceable until the seven-day period expires.

I agree that any changes to this Agreement, whether material or immaterial, will not restart the 21 days I have to consider this Agreement.  I understand that this agreement is governed by the laws of the State of Texas.

I agree that I will not file a claim, demand or suit against American subsequent to my execution of this Agreement, except to enforce this Agreement in accordance with its terms.

I am entering into this Agreement freely and voluntarily and I am satisfied that I have been given sufficient opportunity to consider it.  I have carefully read and understand all of the provisions of this agreement.  I understand that it sets forth the entire Agreement between American and me, and I represent that no other statements, promises, or commitments of any kind, written or oral have been made to me by American to cause me to accept it.  I acknowledge acceptance of this Agreement by my signature below:

Michael W. Gunn	Date

Agreed to and accepted on behalf of American Airlines, Inc.:

Sue Oliver	Date
Sr. Vice President – Global Human Resources
American Airlines, Inc.